EXHIBIT 10.21

December 22, 2008

WSR Consulting, Inc.

2646 SW Mapp Road

Suite 303

Palm City, FL 34990

Attention: Mr. Gerald N. Kieft, President

Mr. Adrian Goldfarb

7111 Cutter Court

Parkland, FL 33067

Re:

Letter Agreement

Dear Gerald and Adrian:

This letter agreement amends the Consulting Services Agreement effective as of December 20, 2008 by and between Ecosphere Technologies, Inc. (the “Company”) and WSR Consulting, Inc. (“WSR”) (the “WSR Agreement”) it also sets forth the agreement on the part of the Company with respect to 650,000 stock options exercisable at $0.45 per share previously issued to WSR and the transfer of these options to Adrian Goldfarb (“Goldfarb”).  As a result of Goldfarb becoming a full time employee of the Company as of December 20, 2008, resigning as an officer and director of WSR and transferring his shares of WSR back to it, certain agreements are necessary with respect to 100,000 warrants previously issued by the Company to WSR and the 650,000 options.  First, Goldfarb relinquishes any right to and beneficial ownership to the 100,000 warrants.  We respect to the 650,000 options, 150,000 options shall remain beneficially owned by WSR and 500,000 options are by this letter agreement transferred to Goldfarb.  The 150,000 options remaining with WSR are fully vested notwithstanding any prior agreement.  The 500,000 options transferred to Goldfarb shall vest as follows: all 500,000 are subject to time based vesting as provided in the Addendum to Consulting Agreement entered into as of July 3, 2008 between WSR and the Company, except that in lieu of the Consulting Agreement being in effect as of each applicable date, Goldfarb must remain employed by Ecosphere as of each applicable vesting date with the first vesting date beginning December 31, 2008.  In addition, 325,000 of the 500,000 options shall only vest if the Company signs a long-term agreement with a major energy company (which has an affiliate whose common stock is listed on the New York Stock Exchange or the Nasdaq Global Market) for the treatment of industrial waste water including produced water and/or frac flowback water.

Mr. Gerald N. Kieft

Mr. Adrian Goldfarb

December 22, 2008

The reference to the granting to WSR of 150,000 warrants exercisable at $0.47 per share was based upon scriveners’ errors and should have referred to the transfer of the 150,000 options as set forth above.

In all other respects, the WSR Agreement is ratified and confirmed.

Please sign a copy of this letter agreement evidencing your intent to be bound by its terms.

Very truly yours,

Patrick Haskell
Chairman and Chief Executive Officer

We hereby agree to the foregoing:

WSR CONSULTING, INC.

By:
Gerald N. Kieft, President

Adrian Goldfarb